EXHIBIT 99.1


            TEXACO INC. AND STATE OF LOUISIANA
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             SETTLE LONG-STANDING ROYALTY SUIT
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             Agreement Means More Jobs And Drilling
            For State's Hard Hit Petroleum Industry

FOR  IMMEDIATE  RELEASE:   WEDNESDAY,  FEBRUARY  9,  1994.
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     NEW  ORLEANS,  LA.,  Feb.  9   -  Texaco Inc. announced
today that it has agreed to an out-of-court global settlement ending a long-standing royalty dispute with the state of Louisiana. The settlement calls for Texaco to pay the state of Louisiana $250 million over a three year period -- $150 million five days after the settlement is formally approved by the Federal District Court, with two $50 million payments over the next two years.
     As part of the settlement, Texaco will embark on an economic expansion program in Louisiana, in which the company will cause some $152 million to be spent over the next five years on expanded activity and investment affecting state-owned oil and gas properties.
     Also, under the terms of the global settlement, the parties will exchange comprehensive releases of all pending and related claims, including all of the state of Louisiana's claims against Texaco for alleged underpayment of royalties on State gas leases and interest totalling some $1.1 billion.
     "We are pleased that the differences which led to this protracted dispute have been successfully resolved to the satisfaction of the state and Texaco," said Texaco Inc. Chairman of the Board and Chief Executive Officer Alfred C. DeCrane, Jr.
     "Texaco and the state of Louisiana historically have had a mutually rewarding relationship," he continued. "The terms of this settlement affirm our desire to continue to be a business partner and strong supporter of economic development in Louisiana."
     DeCrane noted that Louisiana's benefits from Texaco's economic expansion program will have a cascading impact well beyond the direct expenditures. The economic expansion program will commit risk capital and state-of-the-art, leading edge, proprietary technology to a variety of drilling projects and 3-D seismic surveys, CO2 supported enhanced recovery efforts and multiple workover activities across South Louisiana.
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     "This aggressive program will provide substantial benefits to the state and to Texaco and should provide a further boost to Louisiana's continued economic recovery," DeCrane said.
     Highlights of Texaco's economic expansion program include:

 o Independent economists have estimated the investment program would yield incremental gross revenues to the state's economy of almost $300 million from 1994-1998, and provide direct contributions to state revenues through royalties, severance and sales taxes totalling about $65 million over this period. This enhancement is expected to continue well beyond 1998.

  o The economists estimate the capital spending for this part of the economic expansion program is expected to create about 500 jobs per year, directly and indirectly, throughout the state.

  o Additionally, a pilot CO2 project is planned for the Garden Island Bay Field near the mouth of the Mississippi River utilizing sophisticated 3-D seismic surveys and patented CO2 Enhanced Oil Recovery (EOR) technologies. If the pilot project is successful, there are other fields in South Louisiana which should be responsive to these procedures.

     Following today's preliminary approval of the global settlement by the State Mineral Board, the settlement will be subject to a public comment period, after which it will be considered for final approval by the Board on February 22. It then will be presented to Judge John V. Parker of the U.S. District Court for the Middle District of Louisiana for a
ruling on fairness.  The settlement will be final when Judge
Parker approves it.
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CONTACTS:  David J. Dickson    Pierre DeGruy
           Texaco Inc.         Texaco Public & Government Affairs
           New York            New Orleans
           914-253-4128        504-593-4159